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                                                                     EXHIBIT 4.2


                          SKYTEL COMMUNICATIONS, INC.
                             200 SOUTH LAMAR STREET
                           JACKSON, MISSISSIPPI 39201



                                 August 5, 1999



The Chase Manhattan Bank
450 West 33rd Street, 15th Floor
New York, NY 10001
Attention:  Administrator - SkyTel Communications, Inc.


                    Re:  Amendment No. 2 to Rights Agreement
                         -----------------------------------

Ladies and Gentlemen:

          Pursuant to Section 26 of the Rights Agreement (the "Rights Agreement"), dated as of July 26, 1989, as amended, between SkyTel Communications, Inc., formerly known as Mobile Telecommunication Technologies Corp. (the "Company"), and The Chase Manhattan Bank, successor to NCNB Texas National Bank, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

          1. Section 1(k) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "(k) "Final Expiration Date" shall mean August 7, 2000."

          2. The fifth sentence of Section 21 of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or other legal entity organized and doing business under the laws of the United States or the State of Mississippi or New York (or of any other state of the United States so long as such corporation or other legal entity is authorized to do business in the State of Mississippi or New York), in good standing, which is
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The Chase Manhattan Bank
August 5, 1999
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          authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $25 million."

          3. Section 20(c) of the Rights Agreement is hereby amended by adding the following words to the end of such section:

          "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

          4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

          5. Capitalized terms used without other definition in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

          6. This Amendment No. 2 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          7. This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          8. This Amendment No. 2 to the Rights Agreement shall be effective as of August 5, 1999, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

          9. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.
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The Chase Manhattan Bank
August 5, 1999
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                                             Very truly yours,

                                             SkyTel Communications, Inc.


                                             By:    /s/ Leonard G. Kriss
                                                  ------------------------------
                                                  Name:  Leonard G. Kriss
                                                  Title: Senior Vice President,
                                                         General Counsel and
                                                         Secretary



Accepted and agreed to as of the
effective time specified above:

The Chase Manhattan Bank


By:   /s/ Margaret W. Grubb
     ----------------------
     Name:  Margaret W. Grubb
     Title:  Assistant Vice President